FOR IMMEDIATE RELEASE
Media Contact:
Ronald Trahan, APR, Ronald Trahan Associates, Inc., 781-762-9782, x18

Grant Life Sciences closes $2 million private placement

Funding will allow the Company to advance development
of its proprietary blood test that detects cervical and other
HPV-associated cancers, as well as accelerate
marketing-and-sales plans for its AccuDx product line

MURRAY, Utah, June 20, 2005—Grant Life Sciences (OTC Bulletin Board: GLIF) announced today that it has entered into an agreement with an accredited investor, who will provide Grant Life Sciences with $2 million in connection with the sale of 10% Callable Secured Convertible Notes. Grant Life Sciences has received initial gross proceeds of $700,000 under this facility; the Company will receive an additional $1.3 million of gross proceeds upon the filing and the effectiveness of a registration statement covering the common stock underlying the Notes and Warrants.

“This cash infusion is very significant at this stage in the evolution of Grant Life Sciences,” said Stan Yakatan, Chairman and Chief Executive Officer. “In addition to providing us with working capital, this financing allows us to begin executing our plans to generate revenues from our AccuDx product line, and it allows us to substantially advance development of our cervical cancer blood test.”

Human papillomavirus (HPV) causes virtually all cervical cancer. Through a proprietary protein-based technology, the assay under development by Grant Life Sciences looks at HPV in a fashion that identifies cervical cancer, its precursors, or the likelihood of its presence. This immunotest involves antibodies especially associated with HPV-caused neoplasias or cancers that are detected with synthesized, proprietary peptides or amino acid sequences derived from certain proteins in HPV.

Earlier this year, Grant Life Sciences entered into an agreement with AccuDx Corp., a biotechnology company based in La Jolla, Calif., which was founded by Ravi Pottathil, Ph.D., one of the world's leading authorities in the field of HIV/AIDS diagnostics and therapeutics. Under the agreement, Grant Life Sciences owns the exclusive rights to AccuDx's rapid tests for HIV-1, HIV-2, and Dengue Fever, as well as AccuDx's proprietary colloidal gold reagent. In addition, the agreement establishes the right for Grant Life Sciences to manufacture these products in AccuDx's 'maquiladora'-modeled contract facility in Tijuana, Mexico, which is registered with the FDA and is ISO 9002-certified.

Also this year, Grant Life Sciences announced that it has agreements in place with two distinguished cervical cancer researchers—Mark Dodson, M.D., and Andrew P. Soisoon, M.D.—to determine the clinical utility of its cervical cancer diagnostic. Dr. Dodson is Associate Professor and Division Chief of Gynecologic Oncology at the University of Utah School of Medicine. He also has been with the Huntsman Cancer Institute since its inception. Dr. Soisson is a Professor in the Department of Obstetrics and Gynecology at the University of Utah School of Medicine, a Huntsman Cancer Institute researcher, and is the new primary investigator with the Gynecologic Oncology Group, a National Cancer Institute-funded nonprofit organization that promotes excellence in quality and integrity of clinical and basic scientific research. These physicians will be Co-Principal Investigators in a newly IRB-approved clinical study through Intermountain Health Care, recently named the nation’s top health care system according to a study of 582 systems by Modern Healthcare magazine and Verispan Research, to determine the clinical utility of Grant Life Sciences’ serum-based diagnostic test for cervical dysplasia and cancer.

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About Grant Life Sciences Inc.
Grant Life Sciences Inc. develops products to improve the efficiency of detecting and diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test. The diagnostic assay being developed by the Company has initial clinical validation indicating superior sensitivity and specificity in detecting cervical cancer and its precursors, a disease that kills in excess of 300,000 women annually. Currently there are more than 120 million cervical screening tests administered annually in the U.S. and Europe. More than 120 million eligible women 20+ years old in developed nations still do not get Pap smears, and globally more than 1.7 billion over the age of 20 have never been checked due to cultural, religious or economic reasons. Further information is available at: www.grantlifesciences.com.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995
With the exception of historical information, the matters discussed in this press release are “forward-looking statements” that involve a number of risks and uncertainties. The actual future results of Grant Life Sciences could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities, results of clinical trials, and market acceptance of the Company’s products. In some cases, “forward-looking statements” can be identified by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," or other comparable terminology. Although Grant Life Sciences believes that the expectations reflected in the “forward-looking” statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such “forward-looking statements” will be achieved. Grant Life Sciences undertakes no duty to update any of the “forward-looking statements,” whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such “forward-looking statements.” For further risk factors associated with our Company, review our SEC filings.

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